Exhibit 16.1

March 9, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Ford Motor Company Savings and Stock Investment Plan for Salaried Employees (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Ford Motor Company Savings and Stock Investment Plan for Salaried Employees dated March 8, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP